January 20, 2026

Christopher Lee
Chief Financial Officer
SemiLEDs Corp
3F, No.11 Ke Jung Rd., Chu-Nan Site,
Hsinchu Science Park, Chu-Nan 350
Miao-Li County
Taiwan, R.O.C

       Re: SemiLEDs Corp
           Form 10-K for the fiscal year ended August 31, 2025
           Filed November 28, 2025
           File No. 001-34992
Dear Christopher Lee:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing